EXHIBIT 99.1
CARLETON VENTURES CORP.

Suite 306 - 1140 Homer Street	TEL: 604-689-1659
Vancouver, BC V6B 2X6	FAX: 604-689-1722

NASD OTC BB: CVTU

March 4, 2005

FOR IMMEDIATE DISSEMINATION

Private Placement

VANCOUVER, BC, CANADA – March 4, 2005 – Carleton Ventures Corp.- OTCBB: CVTU announces that the Board of Directors has approved a private placement of up to eight million shares at a price of $0.10 per share. The securities will not be registered under the Securities Act of 1933 (the “1933 Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. The Company plans to use the proceeds for project acquisition and general working capital. There are no arrangements in place for the completion of the financing and no assurance that it will close. The Company has not entered into any project acquisition agreements at this time. Carleton has not targeted any prospective mineral property for acquisition and there is no assurance that Carleton will be able to complete an acquisition even if a mineral property is targeted. Further, Carleton will require additional funds in order to fund exploration activities if an acquisition is completed.

CARLETON VENTURES CORP.

“Dennis Higgs”

Dennis Higgs, Director
For more information contact:
604-689-1659

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to complete the acquisition of any interest in any new mineral exploration properties;
(ii)	the inability of the Company to achieve the financing required to pursue the acquisition of exploration of any new mineral properties;
(iii)	the inability of the Company to raise the financing necessary to conduct exploration or development of its properties; and
(iv)	the presence of commercial mineralization on its properties.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.